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                                                                   Exhibit 10.12

                           EXCLUSIVE LICENSE AGREEMENT

      AGREEMENT made as of the 15th day of December, 1999, By and between Toups Technology Licensing, Inc, a Florida Corporation headquartered at 7887 Bryan Diary Rd suite 105 Largo, Florida 33777 ("TTL", the "Company" or "Licensee") and John Rivera (Inventor) and Tomorrows Innovative Technology Today headquartered at 4521 SW 133 Aye, Ft Lauderdale FL. 33330 (collectively "TTL" or "Licensor").

      WHEREAS Licensee is a technology development company which for the past twelve months has been developing a pyrolytic carbon extraction ("PCE") technology for which there are now two patents pending and that the inventor of such devices has suffered a nervous breakdown making his continued involvement impossible. That the Licensee successfully demonstrated the PCE technology to include a 5 to 10-ton per day prototype PCE device and that the nervous breakdown of the inventor has mandated the Company complete the development of the PCE technology separate and apart from such patents pending, and;

      WHEREAS, Licensor is the possessor of rights and information related to PCE and other pyrolosys and carbon processing devices and other processes or systems, including, but not limited to, patent applications, inventions, inventive concepts, improvements, modifications, trade secrets, and/or know-how related to pyrolosys devices, processes or systems (all of the aforesaid being hereinafter jointly referred to as the "PCE and/or GWE Technology"), and

      WHEREAS, Licensee desires to acquire all of Licensor's rights in the PCE and/or GWE Technology through the granting of an exclusive world-wide license as hereinafter described, the parties hereto intent to be legally bound and it is therefore agreed:

1.    Exclusive License.

      (a) The Licensor hereby grants to the Licensee the exclusive world-wide right and license to use, commercialize, and exploit the PCE and/or GWE Technology, including, but not limited to: (i) all rights which Licensor has to use, commercialize or exploit PCE and/or GWE devices, processes or systems; (ii) all rights which Licensor has to use, commercialize or exploit patents pending related to PCE and/or GEE devices, processes or systems: (iii) all rights which Licensor has to use, commercialize or exploit PCE and/or

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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            GWE, processes processes or systems based in whole or in part on patents pending all rights Licensor may have to use, commercialize or exploit PCE and/or GWE devices, processes or systems based on other patents, patent applications, inventive concepts, improvements, modifications, inventions, trade secrets, and/or know-how owned or possessed by TITT; and (v) all rights Licensor may have to make, assemble, and use apparatus, machinery, auxiliaries, and devices necessary to put the PCE and/or GWE Technology into use, and to make, use, sell, or dispose of said apparatus, machinery, auxiliaries, and devices necessary to the use of the PCE and/or GWE Technology.

      (b) The Licensor further grants to the Licensee the right to grant sublicenses on such terms as the Licensee may deem advisable provided any such sublicenses are not granted on terms less favorable to TITT than the terms and conditions herein set forth.

2.    Licensor Assistance, Ownership of Patents Pending

      (a) Licensor shall make available to Licensee all reports, notes, specifications, drawings, vendor contracts, and other items possessed by Licensor related to the PCE and/or GWE Technology.

      (b) Licensor shall provide, as necessary, upon terms mutually agreeable to the parties, consultation related to the engineering, fabrication, construction, maintenance and operation of devices, processes and systems based on the PCE and/or GWE Technology.

      (c) All patents pending and any resultant patents on the PCE and/or GWE Technology shall be the exclusive property of the Licensor, subject to the exclusive license hereby granted. The Licensor shall, upon demand, execute and deliver to Licensee such documents as may be reasonably necessary to evidence the license hereby given.

3. PCE and/or GWE development As an inducement to Licensee to enter this Exclusive Agreement, Licensor represents and warrants:

      (a) Licensor has, prior to the execution of this Exclusive Agreement, at TTL's Largo, Florida facilities, assembled and operated a PCE and/or GWE device which efficiently reduced the mass of approximately two pounds of swine manure into approximately one-half ounce. This successful testing of a prototype PCE and/or GWE device was paramount to the Licensee entering this exclusive agreement.

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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      (b)   Licensor shall now undertake, as a pertinent incentive for the
            Licensee to enter this agreement, the design of a commercial PCE and/or GWE device including all required engineering drawings, parts lists, operating manuals and any and all other items necessary to fabricate and successfully commercialize a PCE and/or GWE device no later than three months following the execution of this agreement, and;

      (c) All engineering and other resources required to comply with items 3(b) are at the expense of the Licensee.

      (d) Licensor shall take all steps necessary to file pertinent patent, trademark, copyright and any and all other intellectual filings necessary, in the opinion of Licensee, to provide commercial protection so as to ensure the exclusivity of the rights granted Licensee in this Exclusive Agreement. Such actions shall be at the expense of the Licensee. Licensor shall take all steps necessary to initiate such filings with three months following the execution of this agreement.

      (e) Licensor shall now undertake to write a developmental plan which plan shall include but not be limited to (i) a commercial unit developmental time-line commencing on the date of this agreement and ending on such date at the first commercial unit is ready to be sold; (ii) shall prepare a complete list of parts, components, and any and all costs and expenses anticipated to occur in the course of item 3(d)(i) hereinabove; (iii) shall prepare a summary of all technical and or engineering support estimated to be used in the course of item 3(d)(i) hereinabove and; (iv) shall attach such schedules, lists and other necessary parts of such developmental plans hereto as Exhibit A no later than 60 days following the execution of this exclusive agreement. Such Exhibit A, when attached, shall become a part hereof and shall be binding on the parties hereto as if it were a part of this Exclusive Agreement on such date as this agreement is executed.

4. Limitations to Licensor. The Licensor agrees that as a part of this Exclusive License agreement, it shall:

      (a) operate within the frame work of the Licensee's existing company and shall serve as the Project Manager for the PCE and/or GWE technology;

      (b) not under any circumstance submit bids, quotes or any binding agreement related to

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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            the PCE and/or GWE technology to any party without the express written consent of the Licensee;

      (c) not approve any expenditure whatsoever in connection with this License Agreement and/or the development of the PCE and/or GWE technology without the express written consent of the Licensee

5. Licensee Commercialization Licensee shall use its best efforts to commercialize the PCE and/or GWE Technology world-wide, including, but not limited to:

      (a) providing for all support engineering required to make current shop specifications and shop drawings related to the PCE and/or GWE Technology as required to commercialize the PCE and/or GWE technology world-wide.

      (b) providing for all metal fabrication, construction, assembly or any other requirement necessary to construct, ship, install and operate a plant using PCE and/or GWE Technology (reserving the right to TTL to fabricate and assemble PCE and/or GWE Technology related items at its facilities in Largo, Florida, or from an outsourcing supplier qualified for such purposes) as mutually agreed upon.

      (c) causing an evaluation of the current pending patents, trademarks, copyrights and other intellectual property to be filed or registered on the PCE and/or GWE Technology so as to ascertain any additional protective measures available and to recommend additional filings or registration which may extend the life of protection currently enjoyed by any PCE and/or GWE Technology.

      (d) providing for the marketing of the PCE and/or GWE Technology, including but not limited to, prospective client solicitation, education and presentation of all pertinent aspects of the PCE and/or GWE Technology.

6.    Royalties. Licensee shall pay Licensor:

      (a) A minimum annual royalty of one Hundred and Fifty Thousand Dollars per Year with the first such payment made upon receipt of payment for any G.W.E. related device or service on a 50/50 division of profits received from such initial sale. Thereafter, TTL shall pay the $150,000 annual fee on the first day of January during each year this License

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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            Agreement remains in force. TTL shall pay the minimum royalty as a part of the fees indicated in item 4(2) and (3) and the minimum royalty shall not be additive thereto.

      (b) 50% of all initial sub-license fees when a G.W.E. sublicense is sold.

      (c)   50% of all royalties and profits, derived from the sale of G.W.E.

      (d) As part of this License Agreement, T.T.L. and T.I.T.T. herein amend that certain Finder's Agreement by and between T.T.L. and John Rivera such that Mr. Rivera shall earn the 2,000,000 T.T.L. common shares in full upon the execution of this agreement.

7. Payment of Royalties. The Licensee shall at all times keep, and shall require all sublicenses to keep and to forward copies thereof to Licensee, accurate accounts of the operations corning under the scope of this license and shall render a full statement of the same in writing to the Licensor within fifteen(15) days after each quarterly period of each calendar year during the life of this agreement, and at the same time shall pay the Licensor the amount of earned royalties accrued during the corresponding quarterly period as provided in paragraph 4, hereof, with the understanding that the Licensor shall have the right, at his own expense and not more often than twice in each calendar year, to have a certified public accountant examine the books of the Licensee for the sole purpose of verifying royalty statements of the operations corning under the scope of this agreement. All such records shall be made fully available to the Licensor for such inspection.

8. Term This agreement shall continue for a term of twenty (20) years from this date, subject to the following:

      (a) If Licensee is adjudged bankrupt, this agreement shall forthwith terminate, and in the event Licensee is adjudged insolvent, or a receiver is appointed therefor, Licensor may, at Licensor's election, terminate this agreement upon written notice to Licensee.

      (b) The Licensor or the Licensee may terminate this Agreement upon thirty(30) days notice in writing to the other of cause for termination. Cause for termination shall be limited to the breach by such other party of any material provision of this Agreement, unless such breach is remedied or cured by the appropriate party within said notice period. Any failure of a Party to exercise this option to terminate for cause shall not be deemed to be a waiver of the right to exercise such option at any other time because of the same or any other cause

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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            for termination. The foregoing right to terminate for cause is without prejudice, however, to any cause of action or claim accrued on account of any such breach or to any royalties due or to become due to the Licensor.

      (c) Upon termination of this agreement, the Licensee shall duly account to the Licensor and transfer to it all rights which it may have to patents, inventions, processes, and apparatus acquired hereunder, and shall further provide Licensor copies of all records relevant to the operations of TTL under this agreement, including but not limited to, customer lists, account information and engineering data.

9. Infringement Unless this agreement is terminated, or the parties agree otherwise in writing, the Licensee shall defend all infringement suits that may be brought against it or the Licensor on account of the manufacture, use, or sale of any item covered by this agreement, and when information is brought to its attention indicating that others without license are unlawfully infringing on the rights granted by Paragraph 1 hereof, it shall prosecute diligently such infringes. If the Licensee finds it necessary or desirable in any suit which the Licensee may institute, the Licensee may join the Licensor as party-plaintiff. In connection with such suits, the Licensor shall execute all papers necessary or desirable and the Licensor shall testify in any suit whenever requested so to do by the Licensee. In such event, the Licensor shall not be chargeable for any costs or expenses other than those set forth above.

10. New Developments (a) If during the continuance of this license the Licensor makes any further improvements in the PCE and/or GWE Technology, or becomes the owner of any such improvements either through patents or otherwise, it shall communicate such improvements to the Licensee and give the Licensee full information regarding the mode of using them and the Licensee shall be entitled, subject to the terms of this agreement, to use the same with all rights which are hereby granted to the Licensee as though such improvements had been included in this license when said license was made and entered into by the parties.

11.   Arbitration, Jurisdiction and Venue

      (a) Any dispute between Licensor and Licensee under or related to this agreement shall, subject to paragraph (b), below, be resolved by binding arbitration in Jacksonville, Florida, pursuant to the rules, then obtaining, of the American Arbitration Association. Upon the request of either party upon initiation of arbitration on any issue, or upon request of either party made within 10 days after receiving demand for arbitration as to

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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           such issue, three arbitrators rather than a single arbitrator shall serve jointly as an arbitration panel in the disposition of said arbitration. If three arbitrators are chosen, each party shall choose a single arbitrator from the list of available arbitrators provided by the American Arbitration Association and these two arbitrators shall choose a third from the list of available arbitrators provided by the American Arbitration Association. Arbitration shall be initiated by either party giving notice to the other of demand for arbitration in accordance with paragraph 10, below.

      (b) Initiation of arbitration pursuant to this paragraph shall be without prejudice to any right a party may have to terminate this agreement pursuant to paragraph 6, above. However, such termination shall not terminate or conclude any arbitration initiated prior to the effective date of termination. Any such arbitration shall remain binding and valid as to any issues on which such arbitration has been demanded.

12. Notice. Any notice required under this agreement shall be addressed as follows:

      If to Licensee:

      Toups Technology Licensing, Inc,
      attn: Leon Toups, Chief Executive Officer
      7887 Bryan Diary Rd suite 105
      Largo, Florida 33777

      If to Licensor

      Tomorrows Innovative Technology Today
      attn: Inventor John Rivera
      4521 SW 133 Ave,
      Ft. Lauderdale, FL 33330

13. Benefit. This agreement shall be binding upon and inure to the benefit of the heirs, legal representatives successors, and assigns of the parties hereto; provided, however, that no assignment of this agreement shall be made without the express written consent of Licensor.

14. Interpretation. (a) This agreement has been entered into by the parties with advice of counsel. or after independently waiving such advice, and represents the best efforts of both

/s/ [ILLEGIBLE] TTL                                     Inventor /s/ [ILLEGIBLE]
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      parties to arrive at a document expressing their mutual agreements and covenants. Its terms shall not, therefore, be strictly construed against either party as the drafter or preparer thereof.

      (b) This agreement shall be interpreted and construed in accordance with the laws of the State of Florida.

15. Representations (a) Licensee represents that nothing in this License Agreement conflicts with any existing agreement or with Licensee's bylaws or Articles or Incorporation. It further represents that the person executing this License Agreement on behalf of Licensee has been fully empowered to do so on behalf of TTL by its Board of Directors.

      (b) Licensor represents that it has unencumbered ownership of the PCE and/or GWE Technology and is legally empowered to enter into this License Agreement. Licensor further represents that the execution and fulfillment of the terms of this License Agreement is not and will not be in conflict with any existing similar agreements or understandings.

      IN WITNESS WHEREOF the Parties have executed this agreement in duplicate as of the day and year first above written.

For Licensee                            For Licensor


/s/ Leon H. Toups, Pres.                John Rivera
------------------------------------    ------------------------------------
Leon H. Toups, President                John Rivera, Inventor


                                        /s/ Marilyn Chirinsky, Pres. & CEO
                                        ------------------------------------
                                        Marilyn Chirinsky, President

/s/ [ILLEGIBLE] TTL                                     Inventor
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